Exhibit 99.1

Press Release

HALLADOR ENERGY ANNOUNCES ACTIONS TO IMPROVE LIQUIDITY AMID COVID-19

TERRE HAUTE, Indiana, April 15, 2020 - Hallador Energy Company (Nasdaq: HNRG) today announced several actions to improve liquidity amid the growing effects of COVID-19.

Brent Bilsland, President and Chief Executive Officer, commented, “During these unprecedented times,  we are taking proactive steps to plan for the future of Hallador Energy Company’s customers, employees, and investors.    Our actions are designed to increase our financial abilities so that we can ensure consistency at a time when the world is experiencing great volatility.”

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Due to the impacts of the COVID-19 pandemic, Hallador is expecting lower sales of 6.5 million tons in 2020 versus prior guidance of 6.7 million tons.  Additionally, the Company anticipates shipments being weighted towards the second half of the year.

•	In anticipation of COVID-19 shipment delays and potential production interruptions, Hallador has:
o	Amended its credit agreement to increase its allowable leverage ratios, providing approximately $50 million in liquidity.
o	Suspended its quarterly dividend indefinitely.
o	Received approval for a $10 million loan at a 1% interest rate under the Federal Paycheck Protection Program (PPP).
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Hallador plans to utilize PPP funds to pay two months of payroll and other covered expenses.  Under the terms of the CARES Act, the Company expects at least 80% of the loan to be forgiven by maintaining current staffing levels through June 30, 2020.

•	Hallador will file its Quarterly Report on Form 10-Q after the market closes on May 11, 2020.
•	In response to the pandemic, Hallador’s annual shareholder meeting will now be held at 11:00 a.m., August 13, 2020, in Terre Haute, IN.

Hallador is headquartered in Terre Haute, Indiana, and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:Investor Relations

Phone:(303) 839-5504